Exhibit 99
CONTACT INFORMATION

Investor Relations

Contact:	Blair A. (Andy) Rieth, Jr., Vice President, Investor Relations
Phone:	812-931-2199
Email:	andy.rieth@hill-rom.com

Media

Contact:	Lauren Green-Caldwell, Director, Corporate Communications & Public Relations
Phone:	812-934-8692
Email:	lauren.green-caldwell@hill-rom.com
HILL-ROM REPORTS 63 PERCENT GROWTH IN ADJUSTED
EARNINGS PER SHARE FOR FOURTH QUARTER
•	Revenue of $397 million grew 9 percent versus prior year
•	Adjusted earnings per share were $0.67 compared to $0.41 in the prior year, an increase of 63 percent
•	Reported diluted earnings per share were $0.79 compared to $0.42 in the prior year, an increase of 88 percent
•	Adjusted operating margin increased 570 basis points to 16.4 percent
•	Fiscal year 2011 financial guidance: Constant currency revenues are expected to grow 4 to 6 percent and earnings are expected to be $2.05 to $2.15 per diluted share
BATESVILLE, Ind., October 27, 2010 /PRNewswire-FirstCall/ — Hill-Rom Holdings, Inc. (NYSE: HRC), announced strong financial results for its fiscal fourth quarter ended September 30, 2010, and provided its outlook for 2011. Net income increased 92 percent to $51 million compared to $26 million in the prior year. Earnings per diluted share increased 88 percent to $0.79 compared to $0.42 per diluted share in the prior year. On an adjusted basis, earnings per diluted share increased 63 percent to $0.67 from $0.41 in the prior year. The improved financial performance was primarily the result of increased revenue, gross margin expansion, and lower selling and administrative expenses.
Hill-Rom’s total revenue of $397 million increased 9 percent on a reported basis compared to last year and increased 10 percent for the quarter on a constant currency basis. Domestic revenue increased 7 percent to $277 million, while international revenue increased 15 percent to $120 million. Excluding the impact of foreign currency, Hill-Rom’s international revenue increased 19 percent.
For the full year, revenues and earnings per fully diluted share from continuing operations were $1,470 million and $1.97 respectively, compared to $1,387 million and a loss of $6.47 for the prior year. On an adjusted basis, fully diluted earnings per share for fiscal 2010 were $1.76 compared to $1.18 in 2009, an increase of 49 percent.
Management Comments
“Despite continuing challenges in the economic and health care environment, we are pleased to close our fiscal year with another solid performance in the fourth quarter,” stated John J. Greisch, president and CEO of Hill-Rom. “Looking forward to fiscal year 2011, we are projecting solid double digit earnings growth as we continue our focus on margin expansion, operating expense leverage and revenue growth opportunities in order to increase long term shareholder value.”

Fourth quarter revenue highlights include:
• North America Acute Care. North America Acute Care revenue grew 10 percent to $231 million. Capital sales increased 15 percent due primarily to higher sales of patient support systems which grew 22 percent. Rental revenue declined 2 percent.

• International and Surgical. International and Surgical revenue increased 14 percent to $118 million. On a constant currency basis, revenues increased 19 percent, due to strong performance in the Middle East, Asia and Latin America.

• North America Post-Acute Care. North America Post-Acute Care revenue increased 2 percent to $52 million. Both capital sales and rental revenue grew 2 percent. Respiratory care and home care drove capital sales growth while rental revenues were driven primarily by growth in our home care channel.
Fourth Quarter Financial and Operational Highlights
•	Adjusted operating margin of 16.4 percent compared to 10.7 percent in the prior year, an increase of 570 basis points.

•	Operating cash flow for the quarter was $79 million, excluding a pension contribution of $50 million made during the quarter.

•	The Hill-Rom P500 Therapy Surface, featuring sophisticated treatment modalities and the added versatility of compatibility with flat deck bed systems, was introduced in North America.

•	Reported earnings included a litigation credit of $21.2 million in the quarter, and an $8.2 million special charge related to headcount reductions and a write-down in the value of aviation assets as we continue to streamline operations. Both the credit and the charge have been excluded from adjusted earnings.
Please see the attached schedules for additional information, including reconciliations of earnings in accordance with U.S. generally accepted accounting principles (“GAAP”) to adjusted income and earnings per share, condensed financial information, summary balance sheet, cash flow statement and segment sales summaries.
For a more complete review of Hill-Rom’s results, please refer to our Annual Report on Form 10-K for the year ended September 30, 2010, which will be filed in November.
Financial Guidance Summary for 2011
The company announced 2011 financial guidance as follows. For the full year, Hill-Rom expects constant currency revenue growth of between 4 and 6 percent. The company expects adjusted earnings of $2.05 to $2.15 per diluted share. Adjusted earnings guidance excludes special items. Cash flow from operations for the full year is expected to be approximately $220 to $230 million.
Hill-Rom Holdings, Inc. provides earnings per share results and guidance on an adjusted basis because the company’s management believes that the presentation provides useful information to investors. These measures exclude strategic developments, special charges and the impact of significant litigation. Such items may be highly variable, difficult to predict and of a size that sometimes have substantial impact on the company’s reported operations for a period. Often, prospective quantification of such items is not feasible. Management uses these measures internally for planning, forecasting and evaluating the performance of the business. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.
Additional assumptions and discussion will be provided during the Company’s conference call to be held tomorrow morning. Information to access the webcast is provided below.

Conference Call Replay and Webcast
The company will sponsor a conference call and webcast for the investing public at 8 a.m. EDT, 7 a.m. CDT, on Thursday, October 28, 2010. The webcast is available at http://ir.hill-rom.com/events.cfm or http://ir.hill-rom.com/eventdetail.cfm?eventid=86772 and will be archived on the company’s website for those who are unable to listen live. A replay of the call is also available through November 4, 2010, at 800-642-1687 (706-645-9291 International). Code 15179477 is needed to access the replay.
ABOUT HILL-ROM HOLDINGS, INC.
Hill-Rom is a leading worldwide manufacturer and provider of medical technologies and related services for the health care industry, including patient support systems, safe mobility and handling solutions, non-invasive therapeutic products for a variety of acute and chronic medical conditions, medical equipment rentals and information technology solutions. Hill-Rom’s comprehensive product and service offerings are used by health care providers across the health care continuum and around the world in hospitals, extended care facilities and home care settings to enhance the safety and quality of patient care.
Hill-Rom...enhancing outcomes for patients and their caregivers.
www.hill-rom.com
Disclosure Regarding Forward-Looking Statements

Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. The Company has tried, wherever possible, to identify these forward-looking statements using words such as “intend,” “anticipate,” “believe,” “plan,” “encourage,” “expect,” “may,” “goal,” “become,” “pursue,” “estimate,” “strategy,” “will,” “projection,” “forecast,” “continue,” “accelerate,” “promise,” “increase,” “higher,” “lower,” “reduce,” “improve,” “expand,” “progress,” “potential” or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. Factors that could cause actual results to differ from forward-looking statements include but are not limited to: the Company’s dependence on its relationships with several large group purchasing organizations, whether the Company’s new products are successful in the marketplace, impacts of healthcare reform, compliance with federal healthcare programs, collections of accounts receivable, compliance with FDA regulations, antitrust and other litigation, potential exposure to product liability or other claims, failure of the Company’s announced or future strategic initiatives and restructuring and realignment activities to achieve expected growth, efficiencies or cost reductions, adverse consequences resulting from the spin-off of the funeral services business, failure of the Company to execute its acquisition and business alliance strategy through the consummation and successful integration of acquisitions or entry into joint ventures or other business alliances, increased costs or unavailability of raw materials, adverse changes in global economic conditions or disruptions of credit markets, labor disruptions, the ability to retain executive officers and other key personnel, and certain tax-related matters. For a more in depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s previously filed most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company assumes no obligation to update or revise any forward-looking statements.
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Hill-Rom Holdings, Inc.
Condensed Consolidated Statement of Earnings
(Dollars in millions except share and per share data)

			Q4 YTD	Q4 YTD
	Q4 2010	Q4 2009	2010	2009
Net revenues
Capital sales	$282.6	$246.8	$996.6	$921.5
Rental revenues	114.0	116.5	473.0	465.4

Total revenues	396.6	363.3	1,469.6	1,386.9
Cost of revenues
Cost of goods sold	151.2	141.4	548.6	555.7
Rental expenses	49.4	50.6	204.4	203.3

Total cost of revenues	200.6	192.0	753.0	759.0
Gross profit
Capital sales	131.4	105.4	448.0	365.8
Rental revenues	64.6	65.9	268.6	262.1

Total gross profit	196.0	171.3	716.6	627.9
As a percentage of sales	49.4%	47.2%	48.8%	45.3%

Research and development expenses	14.9	14.9	58.3	55.7
Selling and administrative expenses	116.0	118.1	474.6	461.6
Litigation credit	(21.2)	—	(21.2)	—
Impairment of goodwill and other intangibles	—	(1.0)	—	472.8
Special charges	8.2	0.1	13.2	20.5

Operating profit (loss)	78.1	39.2	191.7	(382.7)

Gain on sale of non-strategic assets	—	—	—	10.2
Other income/(expense), net	(3.9)	(2.1)	(8.8)	(6.3)

Income tax expense	23.4	10.7	56.9	26.2

Net income (loss)	50.8	26.4	126.0	(405.0)

Less: Net income attributable to noncontrolling interest	0.1	—	0.7	—

Net income (loss) attributable to common shareholders	$50.7	$26.4	$125.3	$(405.0)

Diluted earnings per share:
Earnings (loss) per share	$0.79	$0.42	$1.97	$(6.47)

Average common shares outstanding — diluted (thousands)	64,328	63,086	63,739	62,581

Dividends per common share	$0.1025	$0.1025	$0.4100	$0.4100

Non-GAAP Financial Disclosures and Reconciliations
While Hill-Rom reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hill-Rom uses the non-GAAP measures to evaluate and manage its operations and provides the information to assist investors in performing financial analysis that is consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.
Hill-Rom Holdings, Inc.
Revenues — Constant Currency
(Dollars in millions)

			Q4 2010		Constant
	Q4 2010	Y/Y Foreign	Constant	Q4 2009	Currency
	Actual	Exchange	Currency	Actual	% Change

Capital sales	$282.6	$(3.3)	$285.9	$246.8	15.8%
Rental revenues	114.0	(1.0)	115.0	116.5	-1.3%

Total	$396.6	$(4.3)	$400.9	$363.3	10.3%

Acute Care	$230.7	$0.4	$230.3	$210.4	9.5%
Post-Acute Care	52.1	—	52.1	51.2	1.8%
International and Surgical	117.6	(4.9)	122.5	103.4	18.5%
Eliminations	(3.8)	0.2	(4.0)	(1.7)

Total	$396.6	$(4.3)	$400.9	$363.3	10.3%

			Q4 YTD 2010		Constant
	Q4 YTD 2010	Y/Y Foreign	Constant	Q4 YTD 2009	Currency
	Actual	Exchange	Currency	Actual	% Change

Capital sales	$996.6	$9.5	$987.1	$921.5	7.1%
Rental revenues	473.0	1.9	471.1	465.4	1.2%

Total	$1,469.6	$11.4	$1,458.2	$1,386.9	5.1%

Acute Care	$840.3	$4.9	$835.4	$791.6	5.5%
Post-Acute Care	205.7	—	205.7	200.8	2.4%
International and Surgical	432.2	5.7	426.5	398.8	6.9%
Eliminations	(8.6)	0.8	(9.4)	(4.3)

Total	$1,469.6	$11.4	$1,458.2	$1,386.9	5.1%

Hill-Rom Holdings, Inc.
Reconciliation: Earnings Per Share
(Dollars in millions except per share data)

	Q4 2010			Q4 2009
	Income			Income
	Before	Income		Before	Income
	Income	Tax	Diluted	Income	Tax	Diluted
(Dollars in millions except per share data)	Taxes	Expense*	EPS*	Taxes	Expense*	EPS*

GAAP Earnings	$74.2	$23.4	$0.79	$37.1	$10.7	$0.42
Adjustments:
Litigation credit	(21.2)	(8.3)	(0.20)	—	—	—
Special charges	8.2	3.3	0.08	0.1	0.1	—
Impairment of goodwill and other intangibles	—	—	—	(1.0)	—	(0.02)
Acquisition integration charges	—	—	—	0.6	0.2	0.01

Adjusted Earnings	$61.2	$18.3	$0.67	$36.8	$11.0	$0.41

	Q4 YTD 2010			Q4 YTD 2009
	Income			Loss
	Before	Income		Before	Income
	Income	Tax	Diluted	Income	Tax	Diluted
	Taxes	Expense*	EPS*	Taxes	Expense*	EPS*

GAAP Earnings (Loss)	$182.9	$56.9	$1.97	$(378.8)	$26.2	$(6.47)
Adjustments:
Litigation credit	(21.2)	(8.3)	(0.20)	—	—	—
Tax settlement	—	6.5	(0.10)	—	—	—
Gain on sale of non-strategic assets	—	1.7	(0.03)	(10.2)	(2.0)	(0.13)
Special charges	13.2	5.0	0.13	20.5	7.7	0.20
Impairment of goodwill and other intangibles	—	—	—	472.8	2.2	7.52
Effect of Liko inventory valuation	—	—	—	2.9	0.8	0.03
Acquisition integration charges	—	—	—	2.3	0.8	0.02

Adjusted Earnings	$174.9	$61.8	$1.76	$109.5	$35.7	$1.18

*	May not add due to rounding.

Hill-Rom Holdings, Inc.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	9/30/2010	9/30/2009
Assets
Current Assets
Cash and cash equivalents	$184.5	$170.6
Trade accounts receivable, net of allowances	353.1	346.6
Inventories	108.5	92.0
Other current assets	93.1	85.9

Total current assets	739.2	695.1

Property, plant and equipment, net	243.7	272.4
Goodwill	81.1	73.1
Other assets	181.6	192.0

Total Assets	$1,245.6	$1,232.6

Liabilities
Current Liabilities
Trade accounts payable	$80.6	$81.3
Short-term borrowings	53.1	102.2
Other current liabilities	155.0	160.8

Total current liabilities	288.7	344.3

Long-term debt	98.5	99.7
Other long-term liabilities	142.6	179.3

Total Liabilities	529.8	623.3

Noncontrolling interest	8.3	—

Shareholders’ Equity	707.5	609.3

Total Liabilities, Noncontrolling Interest and Shareholders’ Equity	$1,245.6	$1,232.6

Hill-Rom Holdings, Inc.
Consolidated Statements of Cash Flows
(Dollars in millions)

	Q4 YTD 2010	Q4 YTD 2009
Operating Activities
Net income (loss)	$126.0	$(405.0)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	99.7	100.2
Impairment of goodwill and other intangibles	—	472.8
Litigation credit	(21.2)	—
Provision for deferred income taxes	21.2	3.5
Loss on disposal of property, equipment leased to others and intangible assets	7.3	5.8
Gain on sale of non-strategic assets	—	(10.2)
Stock compensation	12.0	12.1
Tax settlement	(8.2)	—
Defined benefit plan funding	(52.3)	(13.5)
Change in working capital excluding cash, current investments, current debt, acquisitions and dispositions
Trade accounts receivable	(7.0)	61.2
Inventories	(16.2)	23.7
Other current assets	(37.5)	1.1
Trade accounts payable	(2.4)	(23.9)
Accrued expenses and other liabilities	12.5	(20.2)
Other, net	5.9	18.1

Net cash provided by operating activities	139.8	225.7

Investing Activities
Capital expenditures and purchase of intangibles	(64.7)	(63.9)
Proceeds on sales of property and equipment leased to others	2.5	2.9
Investment in/acquisitions of businesses, net of cash acquired	(7.3)	(187.2)
Proceeds from sale of non-strategic assets	—	11.9
Proceeds on investment sales/maturities	31.3	2.1

Net cash used in investing activities	(38.2)	(234.2)

Financing Activities
Net change in short-term debt	(4.1)	5.2
Payment on revolver	(45.0)	—
Payment of long-term debt, net of proceeds from settlement of interest rate swaps	—	(25.7)
Payment of cash dividends	(25.8)	(25.6)
Distribution to noncontrolling interest partner	(1.1)	—
Proceeds from exercise of stock options	22.9	0.1
Proceeds from employee stock purchase plan	2.6	1.3
Treasury stock acquired	(36.9)	(0.6)

Net cash used in financing activities	(87.4)	(45.3)

Effect of exchange rate changes on cash	(0.3)	2.7

Total Cash Flows	13.9	(51.1)

Cash and Cash Equivalents:
At beginning of period	170.6	221.7

At end of period	$184.5	$170.6